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Exhibit 23.1


                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
RLI Corp.:

We consent to incorporation by reference in the registration statement on Form S-8 (No. 333-1637), Form S-8 (No. 333-28625) and Form S-3 (No. 33-61788)
of RLI Corp. of our reports dated January 18, 2000, relating to the consolidated balance sheets of RLI Corp. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of earnings and comprehensive earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and all related schedules, which reports are incorporated by reference in, or appear in (with respect to the schedules), the 1999 annual report on Form 10-K of RLI Corp.

KPMG, LLP


Chicago, Illinois
March  21, 2000












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